Exhibit 10.2

PROMISSORY NOTE

$3,000,000.00                                                                                          Sharon Hill, Pennsylvania

October 5, 2007

FOR VALUE RECEIVED, the undersigned, Purchaser, a Delaware corporation (“Maker”), hereby promises to pay to Raymond A. Mirra, Jr., an individual with business offices located at 1974 Sproul Road, Suite 204, Broomall, PA 19008 (“Payee”), the principal sum of Three Million Dollars ($3,000,000.00), together with simple interest at a rate of six percent (6%) per annum calculated on the basis of a 365/6 day calendar year, on the dates and in the manner set forth herein (the “Note”).

So long as no default in payment shall have occurred hereunder and so long as any amount due hereunder shall remain outstanding, such principal and interest shall be due and payable as follows:

Principal shall be payable in full upon the formal written demand of Payee, together with all unpaid interest accrued prior to such payment date.

All payments of principal and interest shall be made to Payee at the address set forth above or at such other address as Payee shall direct. If any payment or action to be made or taken hereunder shall be stated to be or become due on a Saturday, Sunday or on any other day which is a legal bank holiday under the laws of the Commonwealth of Pennsylvania, such payment or action shall be or become due on the next succeeding business day and such extension of time shall be included in computing the interest due in connection with such payment.

This Note has been issued pursuant to the terms of that certain Stock Purchase Agreement by and between Maker, Payee and certain other parties dated October 5, 2007 (the “Purchase Agreement”) and all of the terms, covenants and conditions of the Purchase Agreement (including all schedules and exhibits thereto) and all other instruments evidencing this indebtedness of Maker to Payee are made a part of this Note and are deemed incorporated in full into this Note.

In the event Maker fails to make payment of any amount due and payable hereunder within five (5) business days following receipt of written notice from Payee of such failure to make payment, such failure to make payment shall constitute a “Default” for purposes of this Note.

Maker waives demand, presentment for payment, notice of dishonor, protest and notice of protest and diligence in collection and bringing suit and the holder hereof may extend the time for payment, accept partial payment, take security therefor, or exchange or release any collateral, without discharging or releasing Maker.

Maker shall have the right at any time to prepay all, or any part of, the outstanding principal amount of this Note without prepayment premium or penalty of any kind. This Note shall bind Maker and its successors and assigns, and the benefits hereof shall inure to the benefit of Payee and its successors and assigns. Neither Maker nor Payee may assign this Note without the prior written consent of the other party. All references herein to “Maker” and “Payee” shall be deemed to apply to Maker and Payee, respectively, and their respective permitted successors and assigns.

This Note and the rights and obligations of the parties shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts or choice of law provisions.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered as of the date first written above.

BIOMED AMERICA, INC.

By :    /s/ Joseph J. Tropiano

     Authorized Author

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE'S SECURITIES ACT (THE “ACTS”) AND MAY NOT BE SOLD, TRANSFERRED, EXCHANGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE ACTS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.